Exhibit 10.3

2011 RESTRICTED STOCK AWARD AGREEMENT (PERFORMANCE VESTING)

We are pleased to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of Office Depot, Inc. (the “Company”) has on May 23, 2011 (the “Grant Date”) granted you a stock award pursuant to the Office Depot, Inc. 2007 Long-Term Incentive Plan (the “Plan”). This stock award (your “Award”) consists of shares of the Company’s common stock (“Common Stock”). Capitalized terms used but not defined in this 2011 Stock Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This Award is subject to federal and local law and the requirements of the New York Stock Exchange.

1.	Award

You have been granted 600,000 shares of Common Stock subject to the restrictions contained in the Plan and this award letter (the “Restricted Shares”).

2.	Vesting

a.	Normal Vesting – The Restricted Shares will vest (in whole or in part) to the extent that the applicable “Performance Condition” and the “Service Condition” (each, as defined below) have both been satisfied on or prior to April 30, 2014 (the “Termination Date”). The “Performance Condition” shall be satisfied (i) with respect to 50% of the Restricted Shares if the closing trading price of the Company’s Common Stock on the New York Stock Exchange equals or exceeds $5.50 for 30 consecutive trading days and (ii) with respect to the remaining 50% of the Restricted Shares if the closing trading price of the Company’s Common Stock on the New York Stock Exchange equals or exceeds $7.00 for 30 consecutive trading days. The “Service Condition” will be deemed satisfied with respect to the Restricted Shares if you remain continuously employed by the Company or any Subsidiary from the Grant Date until the later of (i) April 30, 2013 or (ii) the date on which the applicable Performance Condition is satisfied. The period during which the Restricted Shares remain subject to the vesting conditions described above shall be referred to herein as the “Vesting Period”.

b.	Effect on Vesting in Case of Employment Termination - Notwithstanding paragraph 2(a) above, the following special vesting rules will apply if your employment with the Company or any Subsidiary terminates before you have vested in your Award:

6600 North Military Trail    |    Boca Raton, FL 33496–2434    |    T + 561.438.4800

i)	Death or Disability. If you terminate employment with the Company or any Subsidiary due to death or Disability, the Service Condition with respect to the Award will be deemed fully satisfied and (i) to the extent that one or both of the Performance Conditions has been previously satisfied, the corresponding portion(s) of the Award shall immediately become vested, and (ii) any remaining portion of the Award for which the Performance Condition has not yet been achieved shall remain eligible to vest if such Performance Condition(s) is achieved on or prior to the Termination Date. For this purpose, you will be considered “Disabled” if you have been determined to satisfy the conditions necessary to commence benefits under the Company’s long-term disability program (regardless of whether you are eligible to participate in such program); the effective date of your Disabled status will be the later of the date on which such determination is made or the date as of which you are determined to be eligible to commence such benefits. Your Disabled status must become effective under the preceding sentence prior to the date on which the Restricted Shares would otherwise be forfeited for failure to vest in order to be recognized under this Award Letter. This definition of “Disability” applies in lieu of the definition set out in the Plan.

ii)	Termination of Employment. Except as provided otherwise in paragraph 2(b)(i) above due to death or Disability or in paragraph 2(b)(iii) below, all of your Award to which applicable restrictions have not lapsed will be forfeited upon your termination of employment.

iii)	Termination without Cause. In the event of your termination of employment without Cause, your continued service as a director on the Company’s Board shall be deemed to constitute continued service (i.e., employment) for purposes of this Agreement; provided, however, that if you are subsequently not re-elected to the Board (other than following an event that would have constituted “Cause”), despite having offered yourself as a candidate for re-election to the Board, then the Service Condition with respect to the Award will be deemed fully satisfied and (i) to the extent that one or both of the Performance Conditions has been previously satisfied, the corresponding portion(s) of the Award shall immediately become vested, and (ii) any remaining portion of the Award for which the Performance Condition has not yet been achieved shall remain eligible to vest if such Performance Condition(s) is achieved on or prior to the Termination Date.

c.	Change in Control – All restrictions on your Award will lapse immediately prior to a Change in Control (as defined in the Plan).

d.	Termination Date – Any portion of the Award that has not become vested on or prior to the Termination Date shall be forfeited to the Company without payment of any consideration.

3.	Treatment of Restricted Shares During Vesting Period and Registration

Restricted Shares will be held in escrow by the Company on your behalf until the Restricted Shares vest or are forfeited.

a.	During the Vesting Period, you will have the right to vote your Restricted Shares. If your Restricted Shares are forfeited at any time during the Vesting Period, you will cease to have any rights with respect to such forfeited shares.

b.	During the Vesting Period, any dividends on the Restricted Shares will be automatically reinvested and granted to you as additional shares of Common Stock subject to the same restrictions as the corresponding underlying Award.

c.	Within 45 days after the vesting of an installment of your Restricted Shares, the Company will issue to you and register in your name a certificate or certificates for (or evidence in book entry or similar account) shares of Common Stock equal to the number of Restricted Shares represented by that installment for which the restrictions lapsed. Such shares will not be subject to any restrictions under this award letter, but may be subject to certain restrictions under applicable securities laws.

4.	Transferability of Award

This Award may not be sold, pledged, assigned or transferred in any manner, other than in the case of your death to your beneficiary, as determined pursuant to procedures prescribed by the Committee for this purpose, or by will or the laws of descent and distribution; and any such purported sale, pledge, assignment or transfer shall be void and of no effect.

5.	Conformity with Plan

Your Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its right to amend or terminate the Plan at any time without your consent; provided, however, that this Award shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan.

By signing this Agreement and returning it to the Company, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or Company websites. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Executive Compensation Manager.

6.	Restrictions on Shares

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to the grant of the Restricted Shares is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards of any exchange or self-regulatory organization on which the Common Stock of the Company is listed, and any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company.

The Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal, and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity.

7.	Non-Compete, Confidentiality, and Non-Solicitation Requirements

Your Award is also subject to your complying with and not breaching the non-compete, confidentiality, and non-solicitation agreement that you were required to sign as a condition of your employment with the Company.

8.	Employment and Successors

Nothing in the Plan or your Award shall serve to modify or amend any employment agreement you may have with the Company or any Subsidiary or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, or confer upon you any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement you may have with the Company. The grant of your Award shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt.

The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

9.	Amendment

The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the Award or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Award as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions; provided that, any such change shall be applicable only to that portion of an Award that is then subject to restrictions as provided herein.

10.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Office Depot, Inc.

c/o Vice President, Global Compensation, Benefits and HRIM

6600 North Military Trail

Boca Raton, FL 33496

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this section, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

11.	Severability

If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

12.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By signing this Agreement and returning it to the Company, you accept the Award in full satisfaction of any and all obligations of the Company to grant equity compensation awards to you as of the date hereof.

13.	Governing Law

This Agreement will be governed by and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules or the principles of the choice of law.

14.	Venue

Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Florida or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, West Palm Beach Division; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

Please execute the enclosed copy of this Agreement and return it to me to confirm your understanding and acknowledgment of the terms contained in this Agreement.

Very truly yours,

OFFICE DEPOT, INC.

By:	/s/ Daisy Vanderlinde
Daisy Vanderlinde
EVP, Human Resources

Enclosure: Copy of 2011 Restricted Stock Award Agreement (Performance Vesting) for return to Company

Acceptance by Participant of 2011 Restricted Stock Award Agreement (Performance Vesting):

Signature:	/s/ Neil R. Austrian
Neil R. Austrian

Date: May 23, 2011